As filed with the Securities and Exchange Commission on March 30, 2012.

Registration No. 333–

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOLDEN STAR RESOURCES LTD.

(Exact name of registrant as specified in its charter)

CANADA	98-0101955
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10901 West Toller Drive, Suite 300

Littleton, Colorado, 80127-6312

(303) 830-9000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Roger Palmer, Chief Financial Officer

Golden Star Resources Ltd.

10901 West Toller Drive, Suite 300

Littleton, Colorado, 80127-6312

(303) 830-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies To

Michelle H. Shepston

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

(303) 892-9400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)(5)
Common shares, without par value (1)
Preferred shares, without par value
Warrants
Rights
Convertible Debt Securities
Rights to purchase Common Shares (2)
Total	$300,000,000.00	$34,380.00

(1)	Includes an indeterminate number of common shares, preferred shares, warrants and rights to purchase common shares and preferred shares, and an indeterminate principal amount of convertible debt securities. This Registration Statement also covers (i) common shares that may be issued upon exercise of warrants, rights and convertible debt securities and (ii) such indeterminate amount of securities as may be issued in exchange for, or upon conversion of, as the case may be, the securities registered hereunder. No separate consideration will be received for any securities issued upon conversion or exchange. In addition, any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities which may be offered pursuant to this Registration Statement include, pursuant to Rule 416 of the Securities of 1933, as amended (the “Securities Act”), such additional number of common shares of the Registrant that may become issuable as a result of any stock split, stock dividends or similar event.
(2)	These rights are attached to and tradable with the common shares pursuant to the Rights Plan described herein. The value attributable to the rights, if any, is reflected in the value of the common shares.
(3)	Represents the initial offering price of all securities sold (including the $225,000,000 of securities carried forward from a prior registration statement as described below) up to an aggregate public offering price not to exceed $300,000,000 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies to the Registrant.
(4)	Pursuant to Rule 457(o) under the Securities Act, the registration fee has been calculated on the basis of the maximum aggregate offering price and the number of securities being registered has been omitted.
(5)	As discussed below, pursuant to Rule 415(a)(6) under the Securities Act, this Registration Statement includes a total of $225,000,000 of unsold securities that had been previously registered and for which the registration fee had previously been paid. Accordingly, the amount of the registration fee to be paid is $8,595, based on the proposed maximum offering price of the additional $75,000,000 of securities registered on this registration statement.

Pursuant to Rule 415(a)(6) under the Securities Act, the Securities registered pursuant to this Registration Statement include $225,000,000 of unsold common shares, preferred shares, warrants, rights and convertible debt securities previously registered under registration statement No. 333-155767 (the “Prior Registration Statement”). In connection with the registration of the unsold securities on the Prior Registration Statement, the Registrant paid a registration fee of $8,843, which continues to be applied to such securities. Pursuant to Rule 415(a)(6), the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

Subject to Completion, dated March 30, 2012

GOLDEN STAR RESOURCES LTD.

$300,000,000

Common Shares

Preferred Shares

Warrants

Rights

Convertible Debt Securities

Golden Star Resources Ltd. (together with its subsidiaries, “Golden Star,” “we,” “us,” or “our company”) may offer and sell from time to time up to $300,000,000 of our common shares, without par value, preferred shares, without par value, warrants, rights or convertible debt securities in one or more transactions.

This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide you with a prospectus supplement that describes specific information about the particular securities being offered and may add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement, together with any additional information which is incorporated by reference into this prospectus.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. The prospectus supplement, which we will provide to you each time we offer securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement.

Our common shares are traded on the NYSE Amex, LLC (the “NYSE Amex”) under the symbol “GSS,” on the Toronto Stock Exchange (the “TSX”) under the symbol “GSC” and on the Ghana Stock Exchange under the symbol “GSR.” On March 27, 2012, the last reported sale price of our common stock on the NYSE Amex was $1.89 per share and on the TSX was Cdn$1.94 per share.

References in this Prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “Cdn$”.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” beginning on page 5 of this prospectus in determining whether to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2012.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated in this prospectus.

We are not making an offer of these securities in any jurisdiction where the offering is not permitted.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. The SEC maintains a web site (http://www.sec.gov) on which our reports, proxy statements and other information are made available. Such reports, proxy statements and other information may also be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We have filed with the SEC a Registration Statement on Form S-3, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and the exhibits to the Registration Statement for further information with respect to our company and the securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and in prior reports. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered pursuant to this prospectus have been sold.

The following documents filed with the SEC are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 23, 2012;

2.	Current Reports on Form 8-K filed February 6, February 16 and February 23 (excluding information furnished pursuant to Item 2.02 and corresponding information furnished under Item 9.01 or included as an exhibit thereto), 2012; and

4.	Our Registration Statement on Form 8-A12B, filed June 18, 2002, which contains a description of our capital stock.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference therein. You should direct any requests for documents to Investor Relations, Golden Star Resources Ltd., 10901 West Toller Drive, Suite 300, Littleton, Colorado, 80127-6312, telephone (303) 830-9000.

The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

NON-GAAP FINANCIAL MEASURES

The Company presents its financial information in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). In this prospectus or in documents incorporated herein by reference, we use the terms “total cash cost per ounce” and “cash operating cost per ounce”. Total cash cost per ounce and cash operating cost per ounce are considered Non-GAAP Financial Measures as defined in SEC

Regulation S-K Item 10 and applicable Canadian securities law and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP. There are material limitations associated with the use of such non-GAAP measures. Since these measures do not incorporate revenues, changes in working capital and non-operating cash costs, they are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same as, or similar to, the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance. See Item 7—Management’s Discussion and Analysis in our most recent Annual Report on Form 10-K for an explanation of these measures.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and within the meaning of applicable Canadian securities law, with respect to our financial condition, results of operations, business prospects, plans, objectives, goals, strategies, future events, capital expenditures, and exploration and development efforts. Words such as “anticipates,” “expects,” “intends,” “forecasts,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and similar expressions (including negative and grammatical variations) tend to identify forward-looking statements.

Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this prospectus.

These statements include comments regarding: anticipated production and cash operating cost estimates; fluctuations in power costs and the impact on cash costs; the receipt of environmental permits; anticipated commencement dates of mining and production; estimated development costs; government review of gold exploration areas; production capacity, production rates, and production costs, cash operating costs generally; gold sales; mining operations and gold recovery rates; ore type, ore delivery and ore processing; potential mine life; permitting; the establishment and estimates of mineral reserves and resources; geological, environmental, community and engineering studies; exploration efforts and activities; identification of acquisition and growth opportunities; construction of and access to power plants; our “passive foreign investment company” (“PFIC”) status in 2011 and subsequent years; and ability to meet cash requirements.

The following, in addition to the factors described under “Risk Factors” in the accompanying prospectus supplement, are among the factors that could cause actual results to differ materially from the forward-looking statements:

•	significant increases or decreases in gold prices;

•	losses or gains in mineral reserves from changes in operating costs and/or gold prices;

•	failure of exploration efforts to expand mineral reserves around our existing mines;

•	unexpected changes in business and economic conditions;

•	inaccuracies in mineral reserves and non-reserves estimates;

•	changes in interest and currency exchange rates;

•	timing and amount of gold production;

•	unanticipated variations in ore grade, tonnes mined and crushed or processed;

•	unanticipated recovery or production problems;

•	effects of illegal mining on our properties;

•	changes in mining and processing costs, including changes to costs of raw materials, power, supplies, services and personnel;

•	changes in metallurgy and processing;

•	availability of skilled personnel, contractors, materials, equipment, supplies, power and water;

•	changes in project parameters or mine plans;

•	costs and timing of development of new mineral reserves;

•	weather, including drought or excessive rainfall in West Africa;

•	changes in regulatory frameworks based upon perceived climate trends;

•	results of current and future exploration activities;

•	results of pending and future feasibility studies;

•	acquisitions and joint venture relationships;

•	political or economic instability, either globally or in the countries in which we operate;

•	changes in regulations or in the interpretation of regulations by the regulatory authorities affecting our operations, particularly in Ghana, where our principal producing properties are located;

•	local and community impacts and issues;

•	timing of receipt and maintenance of government approvals and permits;

•	unanticipated transportation costs and shipping incidents and losses;

•	accidents, labor disputes and other operational hazards;

•	environmental costs and risks;

•	changes in tax laws, such as those proposed in Ghana;

•	unanticipated title issues;

•	competitive factors, including competition for property acquisitions;

•	possible litigation;

•	availability of capital on reasonable terms or at all;

•	potential losses from future hedging activities, and

•	additional risk due to increased use of mining contractors.

These factors are not intended to represent a complete list of the general or specific factors that may affect us. We may note additional factors elsewhere in this prospectus, in an accompanying prospectus supplement and in any documents incorporated by reference into this prospectus and the related prospectus supplement. We undertake no obligation to update forward-looking statements.

OUR BUSINESS

We are a Canadian federally-incorporated, international gold mining and exploration company producing gold in Ghana, West Africa. We also conduct gold exploration in other countries in West Africa and in South America.

We own controlling interests in several gold properties in southwest Ghana:

•

Through a 90% owned subsidiary, Golden Star (Bogoso/Prestea) Limited (“GSBPL”), we own and operate the Bogoso/Prestea gold mining and processing operations (“Bogoso/Prestea”) located near the town of Bogoso, Ghana. GSBPL operates a gold ore processing facility at Bogoso/Prestea with a capacity of up to 3.5 million tonnes of ore per annum, which uses bio-oxidation technology to treat refractory sulfide ore. In addition, GSBPL has a carbon-in-leach processing facility located next to the sulfide plant, which is suitable for treating oxide gold ores at a rate up to 1.5 million tonnes per annum. Bogoso/Prestea produced and sold 140,504 ounces of gold in 2011 and 170,973 ounces of gold in 2010.

•

Through another 90% owned subsidiary, Golden Star (Wassa) Limited (“GSWL”), we own and operate the Wassa open-pit gold mine and carbon-in-leach processing plant (“Wassa”), located approximately 35 km east of Bogoso/Prestea. The design capacity of the carbon-in-leach processing plant at Wassa is nominally 3.0 million tonnes per annum but varies depending on the ratio of hard to soft ore. GSWL also owns the Hwini-Butre and Benso concessions (“HBB”) in southwest Ghana. Ore from the HBB mines is sent to Wassa for processing. The HBB concessions are located approximately 80 km and 50 km, respectively, south of Wassa along the Company’s dedicated haul road. Wassa/HBB produced and sold 160,616 ounces of gold in 2011 and 183,931 ounces of gold in 2010.

We also hold interests in several gold exploration projects in Ghana and elsewhere in West Africa including Sierra Leone, Niger and Côte d’Ivoire, and in South America we hold and manage exploration properties in Brazil. Our Sonfon gold exploration project in Sierra Leone is currently on care and maintenance, pending resolution of title issues with the Ghana Government.

All our operations, with the exception of certain exploration projects, transact business in U.S. dollars and keep financial records in U.S. dollars. Our accounting records are kept in accordance with U.S. GAAP. Our fiscal year ends December 31. We are a reporting issuer or the equivalent in all provinces of Canada, in Ghana and in the United States and file disclosure documents with securities regulatory authorities in Canada and Ghana and with the United States Securities and Exchange Commission.

Our principal executive offices are located at 10901 West Toller Drive, Suite 300, Littleton, Colorado 80127- 4247, and our telephone number is (303) 830-9000. Our registered and records offices are located at 333 Bay Street, Bay Adelaide Centre, Box 20, Toronto, Ontario M5H 2T6.

RISK FACTORS

An investment in the securities involves a high degree of risk. You should consider the following discussion of risks in addition to the other information in this prospectus before purchasing any of the securities. In addition to historical information, the information in this prospectus contains “forward-looking” statements about our future business and performance. Our actual operating results and financial performance may be very different from what we expect as of the date of this prospectus. The risks below address material factors that may affect our future operating results and financial performance.

General Risks

A substantial or prolonged decline in gold prices would have a material adverse effect on us.

The price of our common shares, our financial results and our exploration, development and mining activities have previously been, and would in the future be significantly adversely affected by a substantial or prolonged decline in the price of gold. The price of gold is volatile and is affected by numerous factors beyond our control such as the sale or purchase of gold by various central banks and financial institutions, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional demand, and the political and economic conditions of major gold-producing countries throughout the world. Any drop in the price of gold adversely impacts our revenues, profits and cash flows. In particular, a sustained low gold price could:

•	cause suspension of our mining operations at Bogoso/Prestea and Wassa/HBB if these operations become uneconomic at the then-prevailing gold price, thus further reducing revenues;

•

cause us to be unable to fulfill our obligations under agreements with our partners or under our permits and licenses which could cause us to lose our interests in, or be forced to sell, some of our properties;

•	cause us to be unable to fulfill our debt payment obligations;

•	halt or delay the development of new projects; and

•	reduce funds available for exploration, with the result that depleted mineral reserves are not replaced.

Furthermore, the need to reassess the feasibility of any of our projects because of declining gold prices could cause substantial delays or could interrupt operations until a reassessment could be completed. Mineral reserve estimations and life-of-mine plans using significantly lower gold prices could result in reduced estimates of mineral reserves and non-reserve mineral resources and in material write-downs of our investment in mining properties and increased amortization, reclamation and closure charges.

We have incurred and may in the future incur substantial losses that could make financing our operations and business strategy more difficult and that may affect our ability to service our debts as they become due.

We had net losses of $2.5 million in 2011, $14.6 million in 2010, $8.9 million in 2009 and $69.2 million in 2008. In recent years increasing operating costs, lower ore grades from our mines and lower gold recovery rates have been the primary factors contributing to such losses. In the future, these factors, as well as declining gold prices, could cause us to continue to be unprofitable. Future operating losses could adversely affect our ability to raise additional capital if needed, and could materially and adversely affect our operating results and financial condition. In addition, continuing operating losses could affect our ability to meet our debt payment obligations.

Our obligations could strain our financial position and impede our business strategy.

We had total consolidated debt and liabilities as of December 31, 2011, of $289.4 million, including $17.8 million in equipment financing loans; $121.2 million ($125.0 million face value) pursuant to the convertible debentures; $92.1 million of current trade payables, accrued current and other liabilities; $24.2 million of current and future taxes; $0.2 million payable under capital leases and a $33.9 million accrual for environmental rehabilitation liabilities. Our $125 million 4.0% convertible senior unsecured debentures mature on November 30, 2012. Our options available to settle this liability include cash, re-financing of the debt, payment in common shares, or a combination of shares and cash. Our indebtedness and other liabilities may increase as a result of general corporate activities. These liabilities could have important consequences, including the following:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, exploration costs and other general corporate requirements;

•

requiring us to dedicate a significant portion of our cash flow from operations to make debt service payments, which would reduce our ability to fund working capital, capital expenditures, exploration and other general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	placing us at a disadvantage when compared to our competitors that have less debt relative to their market capitalization.

Estimates of our mineral reserves and non-reserve mineral resources could be inaccurate, which could cause actual production and costs to differ from estimates.

There are numerous uncertainties inherent in estimating proven and probable mineral reserves and non-reserve measured, indicated and inferred mineral resources, including many factors beyond our control. The accuracy of estimates of mineral reserves and non-reserves is a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation, which could prove to be unreliable. These estimates of mineral reserves and non-reserves may not be accurate, and mineral reserves and non-reserves may not be able to be mined or processed profitably.

Fluctuation in gold prices, results of drilling, metallurgical testing, changes in operating costs, production, and the evaluation of mine plans subsequent to the date of any estimate could require revision of the estimates. The volume and grade of mineral reserves mined and processed and recovery rates might not be the same as currently anticipated. Any material reductions in estimates of our mineral reserves and non-reserves, or of our ability to extract these mineral reserves and non-reserves, could have a material adverse effect on our results of operations and financial condition.

We currently have only two sources of operational cash flows, which could be insufficient by themselves to fund our continuing exploration and development activities.

While we have received significant infusions of cash from sales of equity and debt securities in the past, our only current significant internal sources of funds are operational cash flows from Bogoso/Prestea and Wassa/HBB. The anticipated continuing exploration and development of our properties are expected to require significant expenditures over the next several years. Although we expect sufficient internal cash flow to cover all of these projects, such expenditures may exceed free cash flows generated by Bogoso/Prestea and Wassa/HBB in future years, and therefore, we may require additional external debt or equity financing. Our ability to raise significant new capital will be a function of macroeconomic conditions, future gold prices, our operational performance and our then current cash flow and debt position, among other factors. Global credit markets are currently facing unusual challenges as governments and banks react to the decline in economic activity in recent years. As a result, we may not be able to obtain adequate financing on acceptable terms or at all, which could cause us to delay or indefinitely postpone further exploration and development of our properties. Consequently, we could lose our interest in, or could be forced to sell, some of our properties.

We are subject to fluctuations in currency exchange rates, which could materially adversely affect our financial position.

Our revenues are in United States dollars, and we maintain most of our working capital in United States dollars or United States dollar-denominated securities. We convert our United States funds to foreign currencies as certain payment obligations become due. Accordingly, we are subject to fluctuations in the rates of currency exchange between the United States dollar and these foreign currencies, and these fluctuations could materially affect our financial position and results of operations. A significant portion of the operating costs at Bogoso/Prestea and Wassa/HBB is based on the Ghanaian currency, the Cedi. We are required by the Government of Ghana to convert into Cedis 20% of the foreign exchange proceeds that we receive from selling gold, but the Government could require us to convert a higher percentage of gold sales proceeds into Cedis in the future. We obtain construction and other services and materials and supplies from providers in South Africa and other countries. The costs of goods and services could increase or decrease due to changes in the value of the United States dollar or the Cedi, the Euro, the South African Rand or other currencies. Consequently, operation and development of our properties could be more costly than anticipated.

Our hedging activities might be unsuccessful and incur losses.

In early 2011, we entered into a series of put and call contracts covering 152,000 ounces of our future gold production between February and December 2011. The contracts were spread evenly in each week over this period and were structured as cashless collars with a floor of $1,200 per ounce and a cap of $1,457 per ounce for approximately half of the contracts and a cap of $1,502 for the other half of the contracts. As of December 31, 2011, all of these positions had expired. While we may enter into additional hedging arrangements in the future, further hedging activities might not protect adequately against declines in the price of gold. In addition, although a hedging program could protect us from a decline in the price of gold, it might also prevent us from benefiting fully from price increases. For example, as part of a hedging program, we could be obligated to sell gold at a price lower than the then-current market price.

Risks inherent in acquisitions that we might undertake could adversely affect our current business and financial condition and our growth.

We plan to continue to pursue the acquisition of producing, development and advanced stage exploration properties and companies. The search for attractive acquisition opportunities and the completion of suitable transactions are time consuming and expensive, divert management attention from our existing business and may be unsuccessful. Success in our acquisition activities depends on our ability to complete acquisitions on acceptable terms and integrate the acquired operations successfully with our operations. Any acquisition would be accompanied by risks. For example, there may be a significant change in commodity prices after we have committed to complete a transaction and established the purchase price or exchange ratio, a material ore body may prove to be below expectations or the acquired business or assets may have unknown liabilities which may be significant. We may lose the services of our key employees or the key employees of any business we acquire or have difficulty integrating operations and personnel. The integration of an acquired business or assets may disrupt our ongoing business and our relationships with employees, suppliers and contractors. Any one or more of these factors or other risks could cause us not to realize the anticipated benefits of an acquisition of properties or companies, and could have a material adverse effect on our current business and financial condition and on our ability to grow.

We are subject to litigation risks.

All industries, including the mining industry, are subject to legal claims, with and without merit. As such, we are involved in various routine legal proceedings incidental to our business. Defense and settlement costs can be substantial, even with respect to claims that have no merit. Due to the inherent uncertainty of the litigation process, the resolution of any particular legal proceeding could have a material effect on our future financial position and results of operations.

We are subject to a number of operational hazards that can delay production or result in liability to us.

Our activities are subject to a number of risks and hazards including:

•	power shortages;

•	mechanical and electrical equipment failures;

•	parts availability;

•	unexpected changes in ore grades;

•	unexpected changes in ore chemistry and gold recoverability;

•	environmental hazards;

•	discharge of pollutants or hazardous chemicals;

•	industrial accidents;

•	labor disputes and shortages;

•	supply and shipping problems and delays;

•	shortage of equipment and contractor availability;

•	unusual or unexpected geological or operating conditions;

•	cave-ins of underground workings;

•	slope failures and failure of pit walls or dams;

•	fire;

•	marine and transit damage and/or loss;

•	changes in the regulatory environment, including in the area of climate change;

•	delayed or restricted access to ore due to community interventions; and

•	natural phenomena such as inclement weather conditions, floods, droughts and earthquakes.

These or other occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, delayed production, monetary losses and possible legal liability. Satisfying such liabilities could be very costly and could have a material adverse effect on our financial position and results of operations.

Our mining operations are subject to numerous environmental laws, regulations and permitting requirements and bonding requirements that can delay production and adversely affect operating and development costs.

Compliance with existing regulations governing the discharge of materials into the environment, or otherwise relating to environmental protection, in the jurisdictions where we have projects may have a material adverse effect on our exploration activities, results of operations and competitive position. New or expanded regulations, if adopted, could affect the exploration, development, or operation of our projects or otherwise have a material adverse effect on our operations.

Portions of our Wassa property, as well as some of our exploration properties in Ghana, including Dunkwa, are located within forest reserve areas. Although Dunkwa and Wassa have been identified by the Government of Ghana as eligible for mining permits, subject to normal procedures and a site inspection, permits for projects in forest reserve areas may not be issued in a timely fashion, or at all, and such permits may contain special requirements with which it is burdensome or uneconomic to comply.

Mining and processing gold from our future development projects in Ghana will require mining, environmental, and other permits and approvals from the Government of Ghana. The trend to longer lead times in obtaining environmental permits has reached a point where we are no longer able to accurately estimate permitting times for our planning purposes. The increases in permitting requirements could affect our environmental management activities including, but not limited to, tailings disposal facilities and water management projects at our mines.

Developing our pit at Dumasi will require us to implement a resettlement action plan and reach agreements both with the residents who live close to the pit and other stakeholders. These negotiations could be difficult or unsuccessful and may materially affect our ability to access these mineral reserves and mineral resources.

Due to an increased level of non-governmental organization activity targeting the mining industry in Ghana, the potential for the Government of Ghana to delay the issuance of permits or impose new requirements or conditions upon mining operations in Ghana may increase. Any changes in the Government of Ghana’s policies, or their application, may be costly to comply with and may delay mining operations. The exact nature of other environmental control problems, if any, which we may encounter in the future, cannot be predicted primarily because of the changing character of environmental requirements that may be enacted within the various jurisdictions where we operate.

As a result of the foregoing risks, project expenditures, production quantities and rates and cash operating costs, among other things, could be materially and adversely affected and could differ materially from anticipated expenditures, production quantities and rates, and costs. In addition, estimated production dates could be delayed materially. Any such events could have a materially adverse effect on our business, financial condition, results of operations and cash flows.

The development and operation of our mining projects involve numerous uncertainties that could affect the feasibility or profitability of such projects.

Mine development projects, including our recent development at Benso and Hwini-Butre, typically require a number of years and significant expenditures during the development phase before production is possible.

Development projects are subject to the completion of successful feasibility studies and environmental and socioeconomic assessments, the issuance of necessary governmental permits and receipt of adequate financing. The economic feasibility of development projects is based on many factors such as:

•	estimation of mineral reserves and mineral resources;

•	mining rate, dilution and recovery;

•	anticipated metallurgical characteristics of the ore and gold recovery rates;

•	environmental and community considerations including resettlement, permitting and approvals;

•	future gold prices; and

•	anticipated capital and operating costs.

Estimates of proven and probable mineral reserves and operating costs developed in feasibility studies are based on reasonable assumptions including geologic and engineering analyses and may not prove to be accurate.

The management of mine development projects and the start up of new operations are complex. Completion of development and the commencement of production may be subject to delays, as occurred in connection with the Bogoso sulfide expansion project. Any of the following events, among others, could affect the profitability or economic feasibility of a project:

•	unanticipated changes in grade and tonnage of ore to be mined and processed;

•	unanticipated adverse geotechnical conditions;

•	incorrect data on which engineering assumptions are made;

•	costs of constructing and operating a mine in a specific environment;

•	cost of processing and refining;

•	availability of economic sources of power and fuel;

•	availability of qualified staff;

•	adequacy of water supply;

•	adequate access to the site including competing land uses (such as agriculture and illegal mining);

•	unanticipated transportation costs and shipping incidents and losses;

•	significant increases in the cost of diesel fuel, cyanide or other major components of operating costs;

•

government regulations and changes to existing regulations (including regulations relating to prices, royalties, duties, taxes, permitting, restrictions on production, quotas on exportation of minerals, protection of the environment and agricultural lands, including bonding requirements);

•	fluctuations in gold prices; and

•	accidents, labor actions and force majeure events.

Adverse effects on the operations or further development of a project could also adversely affect our business (including our ability to achieve our production estimates), financial condition, results of operations and cash flow.

We need to continually discover, develop or acquire additional mineral reserves for gold production and a failure to do so would adversely affect our business and financial position in the future.

Because mines have limited lives based on proven and probable mineral reserves, we must continually replace and expand mineral reserves as our mines produce gold. We are required to estimate mine life in connection with our estimation of reserves, but our estimates may not be correct. In addition, mine life would be shortened if we expand production or if we lose reserves due to changes in gold price or operating costs. Our ability to maintain or increase our annual production of gold will be dependent in significant part on our ability to bring new mines into production and to expand or extend the life of existing mines.

Gold exploration is highly speculative, involves substantial expenditures, and is frequently non-productive.

Gold exploration, involves a high degree of risk. Exploration projects are frequently unsuccessful. Few prospects that are explored are ultimately developed into producing mines. We cannot assure you that our gold exploration efforts will be successful. The success of gold exploration is dependent in part on the following factors:

•	the identification of potential gold mineralization based on surface analysis;

•	availability of prospective land;

•	availability of government-granted exploration and exploitation permits;

•	the quality of our management and our geological and technical expertise; and

•	the funding available for exploration and development.

Substantial expenditures are required to determine if a project has economically mineable mineralization. It could take several years to establish proven and probable mineral reserves and to develop and construct mining and processing facilities. Because of these uncertainties, we cannot assure you that current and future exploration programs will result in the discovery of mineral reserves, the expansion of our existing mineral reserves or the development of mines.

We face competition from other mining companies in connection with the acquisition of properties.

We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing gold. Many of these companies have greater financial resources, operational experience and technical capabilities. As a result of this competition, we might be unable to maintain or acquire attractive mining properties on terms we consider acceptable or at all. Consequently, our future revenues, operations and financial condition could be materially adversely affected.

Title to our mineral properties could be challenged.

We seek to confirm the validity of our rights to title to, or contract rights with respect to, each mineral property in which we have a material interest. We have mining leases with respect to our Bogoso/Prestea, Wassa, Prestea Underground and HBB properties. Title insurance generally is not available, and our ability to ensure that we have obtained a secure claim to individual mineral properties or mining concessions is limited. We generally do not conduct surveys of our properties until they have reached the development stage, and therefore, the precise area and location of such properties could be in doubt. Accordingly, our mineral properties could be subject to prior unregistered agreements, transfers or claims, and title could be affected by, among other things, undetected defects. In addition, we might be unable to operate our properties as permitted or to enforce our rights with respect to our properties.

We depend on the services of key executives.

We are dependent on the services of key executives including our President and Chief Executive Officer and a small number of highly skilled and experienced executive personnel. Due to the relatively small size of our management team, the loss of one or more of these persons or our inability to attract and retain additional highly skilled employees could have an adverse effect on our business and future operations.

Our increased use of contractors may expose us to a number of risks and increase our mining costs.

We have increased our use of mining contractors at Bogoso/Prestea and Wassa/HBB. The increased use of contractors subjects us to certain risks, some of which are outside our control, including:

•	our ability to negotiate agreements with contractors on acceptable terms;

•	reduced control over those aspects of operations which are the responsibility of the contractor;

•	failure of a contractor to perform under its agreement;

•	interruption of operations or increased costs in the event that a contractor ceases to do business due to insolvency or other unforeseen events;

•	failure of a contractor to comply with applicable legal and regulatory requirements;

•	labor relation issues from a contractors’ workforce; and

•	the potential to incur liability to third parties as a result of the actions of our contractors.

The occurrence of one or more of these risks could adversely affect our financial position and results of operations.

Our insurance coverage could be insufficient.

Our business is subject to a number of risks and hazards generally, including:

•	adverse environmental conditions;

•	industrial accidents;

•	labor disputes;

•	unusual or unexpected geological conditions;

•	ground or slope failures;

•	cave-ins;

•	changes in the regulatory environment;

•	marine transit and shipping damage and/or losses;

•	natural phenomena such as inclement weather conditions, floods and earthquakes; and

•	political risks including expropriation and civil war. Such occurrences could result in:

•	damage to mineral properties or production facilities and equipment;

•	personal injury or death;

•	loss of legitimate title to properties;

•	environmental damage to our properties or the properties of others;

•	delays in mining, processing and development;

•	monetary losses; and

•	possible legal liability.

Although we maintain insurance in amounts that we believe to be reasonable, our insurance might not cover all the potential risks associated with our business. We might also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage might not continue to be available or might not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to us or to other companies in the mining industry on acceptable terms. We might also become subject to liability for pollution or other hazards which we cannot insure against or which we might elect not to insure against because of premium costs or other reasons. Losses from these events might cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.

Governmental and Regulatory Risks

As a holding company, limitations on the ability of our operating subsidiaries to make distributions to us could adversely affect the funding of our operations.

We are a holding company that conducts operations through foreign (principally Ghanaian) subsidiaries and joint ventures, and substantially all of our assets consist of equity in these entities. Accordingly, any limitation on the transfer of cash or other assets between the parent corporation and these entities, or among these entities, could restrict our ability to fund our operations efficiently, or to repay the convertible debentures or other debt. Any such limitations, or the perception that such limitations might exist now or in the future, could have an adverse impact on available credit and our valuation and stock price.

The Government of Ghana has proposed a number of changes to the mining fiscal regime for 2012 that could have a significant impact on our overall costs.

In late 2011, the Government of Ghana proposed a number of changes to the mining fiscal regime for 2012, which if implemented, would result in an increase in the overall corporate tax payable by mining companies in Ghana. For instance, the Government indicated that in 2012, the corporate income tax rate will increase from 25% to 35% for mining companies, and capital allowances (tax depreciation) will be deductible at a flat rate of 20% over a 5 year period instead of an 80% deduction in the year that the capital spending was incurred. The Government further proposed to disallow expenditures from one mining area as a deduction from revenues in a separate mining area belonging to the same company in determining the company’s taxable income for tax purposes. Additionally, the Government announced its intent to introduce a 10% windfall profit tax on mining companies in 2012.

Moreover, the Ghana Government announced in late 2011 that it intends to establish a tax stability renegotiation team which plans to review the existing tax stability agreements of mining companies operating in Ghana. While our mines do not have tax stability agreements, it is not clear at this time if the tax stability renegotiation team will review our Deeds of Warranty which specify certain tax agreements for our properties.

Although the specific details of some of these proposed changes have not been made available, if these changes are implemented, they would have a significant impact on our profitability and financial resources.

We are subject to changes in the regulatory environment where we operate which may increase our costs of compliance.

Our mining operations and exploration activities are subject to extensive regulation governing various matters, including:

•	licensing;

•	production;

•	taxes;

•	disposal of process water or waste rock;

•	toxic substances;

•	development and permitting;

•	exports and imports;

•	labor standards;

•	mine and occupational health and safety;

•	environmental protection and corporate responsibility, and

•	mine rehabilitation and closure plans.

Compliance with these regulations increases the costs of the following:

•	planning;

•	designing;

•	drilling;

•	operating;

•	developing;

•	constructing; and

•	closure, reclamation and rehabilitation and post closure.

We believe that we are in substantial compliance with current laws and regulations in Ghana and elsewhere. However, these laws and regulations are subject to frequent change and reinterpretation. Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation or interpretation of these laws and regulations could have a material adverse impact on us. These factors could cause a reduction in levels of production and delay or prevent the development or expansion of our properties in Ghana.

The implementation of changes in regulations that limit the amount of proceeds from gold sales that could be withdrawn from Ghana could also have a material adverse impact on us, as Bogoso/Prestea and Wassa/HBB are currently our only sources of internally generated operating cash flows.

Environmental bonding requirements are under review in Ghana and bonding requirements may be increased.

As part of its periodic assessment of mine reclamation and closure costs, the Ghana Environmental Protection Agency (“EPA”) reviews the adequacy of reclamation bonds and guarantees. In certain cases, it has requested higher levels of bonding based on its findings. If the EPA were to require additional bonding at our properties, it may be difficult, if not impossible, to provide sufficient bonding. If we are unable to meet any such increased requirements or negotiate an acceptable solution with the Ghanaian government, our operations and exploration and development activities in Ghana may be materially adversely affected.

The Government of Ghana has the right to increase its interest in certain subsidiaries.

In accordance with the Minerals and Mining Act, 2006 (“Act 703”), the Government of Ghana has a 10% carried interest in the mineral operations of Ghanaian mining companies. The carried interest comes into existence at the time the government issues a mining license. As such, the Government of Ghana currently has a 10% carried interest in our subsidiaries that own the Bogoso/Prestea properties, and the Wassa/HBB properties.

Under Act 703, the Government has the right to acquire a special share or “golden share” in such subsidiaries at any time for no consideration or such consideration as the Government of Ghana and such subsidiaries might agree, and a pre-emptive right to purchase all gold and other minerals produced by such subsidiaries. A “golden share” carries no voting rights and does not participate in dividends, profits or assets. While the Government of Ghana has not sought to exercise any of these rights at our properties, any such attempts to do so in the future could adversely affect our financial results.

We are subject to risks relating to exploration, development and operations in foreign countries.

Our assets and operations are affected by various political and economic uncertainties in the countries where we operate, including:

•	war, civil unrest, terrorism, coups or other violent or unexpected changes in government;

•	political instability and violence;

•	expropriation and nationalization;

•	renegotiation or nullification of existing concessions, licenses, permits, and contracts;

•	illegal mining;

•	changes in taxation policies;

•

unilaterally imposed increases in royalty rates, such as the increase in royalty rates imposed by the Government of Ghana, effective March 2011, which changed the method of calculating the royalties from not less than 3% and not more than 6% of a mines total mineral revenues to a flat rate of 5% of mineral revenues;

•	restrictions on foreign exchange and repatriation; and

•

changing political conditions, currency controls, and governmental regulations that favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

Illegal mining has occurred on our properties, it is difficult to control, can disrupt our business and can expose us to liability.

We continue to experience illegal mining activity on our mining and exploration properties. Most of this activity is on our Prestea South and Hwini-Butre properties. While we are proactively working with local, regional and national governmental authorities to obtain protection of our property rights, any action on the part of such authorities may not occur, may not fully address our problems or may be delayed.

In addition to the impact on our mineral reserves and non-reserves, the presence of illegal miners can lead to project delays and disputes and delays regarding the development or operation of commercial gold deposits. Illegal miners could cause environmental damage or other damage to our properties, or personal injury or death, for which we could potentially be held responsible. Illegal miners may work on other of our properties from time to time, and they may in the future increase their presence and have increased negative impacts such as those described above on such other properties.

Our activities are subject to complex laws, regulations and accounting standards that can adversely affect operating and development costs, the timing of operations, the ability to operate our mines and our financial results.

Our business, mining operations and exploration and development activities are subject to extensive Canadian, United States, Ghanaian and other foreign, federal, state, provincial, territorial and local laws and regulations governing exploration, development, production, exports, taxes, labor standards, waste disposal, protection of the environment, reclamation, historic and cultural resource preservation, mine safety and occupational health, toxic substances, reporting and other matters, as well as accounting standards. Compliance with these laws, regulations and standards or the imposition of new such requirements could adversely affect operating and development costs, the timing of operations and the ability to operate and financial results.

Failure to maintain effective internal controls could have a material adverse effect on our business and share price.

Annually, we are required to test our internal controls over financial reporting to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. Failure to maintain effective internal controls could have a material adverse effect on our business and share price.

Market Risks

The market price of our common shares has experienced volatility and could continue to do so in the future.

Our common shares are listed on the NYSE Amex, the TSX and the Ghana Stock Exchange. Companies with market capitalizations similar to ours have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. Our share price is also likely to be significantly affected by short-term changes in gold prices or in our financial condition or results of operations as reflected in our quarterly earnings reports. Other factors unrelated to our performance that could have an effect on the price of our common shares include the following:

•	the extent of analytical coverage available to investors concerning our business could be limited if investment banks with research capabilities do not continue to follow our securities;

•	the trading volume and general market interest in our securities could affect an investor’s ability to trade significant numbers of common shares;

•	the size of the public float in our common shares may limit the ability of some institutions to invest in our securities; and

•

a substantial decline in our stock price that persists for a significant period of time could cause our securities to be delisted from NYSE Amex, the TSX and/or the Ghana Stock Exchange, further reducing market liquidity.

As a result of any of these factors, the market price of our common shares at any given point in time might not accurately reflect our long-term value. The stock markets in general have recently suffered major declines. Securities class action litigation often has been brought against companies following periods of market price volatility that affects the market price of particular securities without regard to the performance of the company whose stock price is affected. We could in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

Investors could have difficulty or be unable to enforce certain civil liabilities on us, our directors and our experts.

Golden Star is a Canadian corporation. A majority of our assets are located outside of Canada and the United States, and our principal office is located in the United States. It might not be possible for investors to collect judgments obtained in Canadian courts predicated on the civil liability provisions of Canadian or U.S. securities legislation. It could also be difficult for investors to effect service of process in connection with any action brought in the United States upon our directors and officers. Execution by United States courts of any judgment obtained against us, or any of the directors or executive officers, in the United States courts would be limited to our assets or the assets of such persons in the United States. The enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States is doubtful.

There are certain U.S. federal income tax risks associated with ownership of Golden Star common shares.

Holders of our common shares or options, rights and warrants to purchase our common shares or convertible debentures, referred to as “equity securities”, who are U.S. taxpayers should consider that we could be considered to be a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. Although we believe that we were not a PFIC in 2011 and do not expect to become a PFIC in the foreseeable future, the tests for determining PFIC status depend upon a number of factors, some of which are beyond our control, and can be subject to uncertainties, and we cannot assure you that we will not be a PFIC. We undertake no obligation to advise holders of our equity securities as to our PFIC status for any year.

If we are a PFIC for any year, any person who holds our equity securities who is a U.S. person for U.S. income tax purposes, referred to as a U.S. holder and whose holding period for those equity securities includes any portion of a year in which we are a PFIC, generally would be subject to a special adverse tax regime in respect of “excess distributions.” Excess distributions include certain distributions received with respect to PFIC shares in a taxable year. Gain recognized by a U.S. holder on a sale or other transfer of our equity securities (including certain transfers that would otherwise be tax free) also would be treated as excess distributions. Such excess distributions and gains would be allocated ratably to the U.S. holder’s holding period. For these purposes, the holding period of shares acquired either through an exercise of options, rights and warrants or the conversion of convertible debentures includes the holder’s holding period in the option or convertible debt.

The portion of any excess distribution (including gains treated as excess distributions) allocated to the current year would be includible as ordinary income in the current year. The portion of any excess distribution allocated to prior years would be taxed at the highest marginal rate applicable to ordinary income for each such year (regardless of the taxpayer’s actual marginal rate for that year and without reduction by any losses or loss carry forwards) and would be subject to interest charges to reflect the value of the U.S. income tax deferral.

Elections may be available to mitigate the adverse tax rules that apply to PFICs (the so-called “QEF” and “mark-to-market” elections), but these elections may accelerate the recognition of taxable income and may result in the recognition of ordinary income. The QEF and mark-to-market elections are not available to U.S. holders with respect to options, rights and warrants to acquire our common shares or convertible debentures. We have not decided whether we would provide to U.S. holders of our common shares the annual information that would be necessary to make the QEF election.

Additional special adverse rules also apply to investors who are U.S. holders who own our common shares if we are a PFIC and have a non-U.S. subsidiary that is also a PFIC. Special adverse rules that impact certain estate planning goals could apply to our equity securities if we are a PFIC.

The conversion feature of the convertible debentures could limit increases in the trading price of our common shares.

The conversion price of the convertible debentures is $5.00 and represented a 165% premium over the closing price of our common shares on the NYSE Amex on March 27, 2012. In the event our share price is greater than the conversion price, this conversion feature may limit the increase in the price of our common shares, since any increase in the stock price above the conversion price will make it more likely that the convertible debentures will be converted, thereby exerting a downward pressure on the market price of the common shares.

The existence of outstanding rights to purchase or acquire common shares could impair our ability to raise capital.

As of March 27, 2012, there were options outstanding to purchase up to 12,116,238 common shares at exercise prices ranging from Cdn$1.08 to Cdn$6.95 per share. In addition, 5,075,146 common shares are available for future issuance under our stock option plans. Furthermore, 25.0 million common shares are currently issuable upon conversion of the convertible debentures (additional shares may be issuable to debenture holders in certain circumstances). Our $125 million convertible debentures mature on November 30, 2012. On maturity, we may, at our option, satisfy our repayment obligation by paying the $125.0 million principal amount of the debentures in cash or, alternatively by issuing up to approximately 46.7 million common shares to the debenture holders. If we settle in shares, we must redeem all, and not less than all of the debentures by issuing shares. The value assigned to the shares issued will be determined as 95% of the weighted average trading price of our common shares on the NYSE Amex stock exchange for the 20 consecutive trading days ending five trading days preceding the maturity date. If the value assigned to the shares multiplied by the 46.7 million shares is insufficient to cover the entire $125.0 million liability, we would be required to pay cash, in addition to the shares, in an amount that when added to the value of the shares will equal $125.0 million.

During the life of the options, convertible debentures and other rights, the holders are given an opportunity to profit from a rise in the market price of common shares, with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional financing during the period such rights are outstanding could be adversely affected, and the existence of the rights could have an adverse effect on the price of our common shares. The holders of the options, convertible debentures and other rights can be expected to exercise or convert them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the outstanding rights.

Current global financial conditions may affect our ability to obtain financing and may negatively affect our asset values and results of operations.

Global financial conditions during recent years have been characterized by heightened volatility and uncertainty. As a result, access to financing has been negatively impacted, which may affect our ability to obtain equity or debt financing in the future on favorable terms. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. If such increased levels of volatility and market turmoil continue or worsen, our operations could be adversely impacted and the trading price of our common shares may be adversely affected.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered under this prospectus for the exploration and development of our mining properties in Ghana, acquisition, exploration and development of additional properties or interests and working capital and other general corporate purposes such as repayment of debt, if applicable.

PLAN OF DISTRIBUTION

We may offer the securities directly to one or more purchasers, through agents, or through underwriters or dealers designated from time to time. We may distribute the securities from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. We may offer securities in the same offering, or we may offer securities in separate offerings. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the offeror(s) of the securities;

•	the terms of the securities to which the prospectus supplement relates;

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to be received from the sale;

•	any underwriting discounts, fees, commissions, and other items constituting underwriters’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to the conditions precedent agreed to by the parties and the underwriters will be obligated to purchase all the securities of a class or series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters or agents may make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in rule 415 promulgated under the Securities Act, which includes sales made directly on an existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

Securities may be sold directly by our company or through agents designated by our company from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by our company to any agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by eligible institutions to purchase securities from our company at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of these contracts will be set forth in the applicable prospectus supplement.

Agents and underwriters may be entitled to indemnification by our company against some civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make relating to these liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, our company in the ordinary course of business.

Each class or series of securities other than the common shares will be a new issue of securities with no established trading market. Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. There may be limited liquidity in the trading market for any such securities.

DESCRIPTION OF COMMON SHARES

We are authorized to issue an unlimited number of common shares, without par value. As of March 27, 2012, there were 258,696,951 common shares outstanding.

Dividend Rights

Holders of our common shares may receive dividends when, as and if declared by our Board of Directors on the common shares, subject to the preferential dividend rights of any other classes or series of shares of our company. In no event may a dividend be declared or paid on the common shares if payment of the dividend would cause the realizable value of our company’s assets to be less than the aggregate of its liabilities and the amount required to redeem all of the shares having redemption or retraction rights, which are then outstanding.

Voting and Other Rights

Holders of our common shares are entitled to one vote per share, and in general, matters will be determined by a majority of votes cast.

Election of Directors

All of the directors resign before each annual meeting of shareholders and are eligible for reelection. Directors are elected by a majority of votes cast.

Liquidation

In the event of any liquidation, dissolution or winding up of Golden Star, holders of the common shares have the right to a ratable portion of the assets remaining after payment of liabilities and liquidation preferences of any preferred shares or other securities that may then be outstanding.

Redemption

Golden Star common shares are not redeemable or convertible.

Rights Agreement

Rights to purchase our common shares have been issued to holders of common shares under a rights agreement between Golden Star and CIBC Mellon Trust Company. One right is attached to each common share. Prior to the occurrence of certain triggering events, each right will entitle the holder, within certain limitations, to purchase one common share at an exercise price equal to three times the market price of the common share, as determined under the terms of the agreement. In certain events (including when a person or group becomes the beneficial owner of 20% or more of any class of our voting shares without complying with the “permitted bid” provisions of the rights agreement or without the approval of Golden Star’s Board of Directors), exercise of the rights would entitle the holders of the rights (other than the acquiring person or group) to acquire that number of common shares having an aggregate market price on the date of the event equal to twice the exercise price of the rights for an amount in cash equal to the exercise price. Accordingly, exercise of the rights may cause substantial dilution to a person who attempts to acquire Golden Star. The rights, which expire at the close of business on the date of our 2013 annual shareholders’ meeting (unless extended as provided in the rights agreement), may be redeemed at a price of Cdn$0.00001 per right at any time until a person or group has acquired 20% of our common shares, except as otherwise provided in the rights agreement. The rights agreement may have certain anti-takeover effects.

Other Provisions

All outstanding common shares are, and the common shares offered by this prospectus or obtainable on exercise or conversion of other securities offered hereby, if issued in the manner described in this prospectus and the applicable prospectus supplement, will be, fully paid and non-assessable.

You should read the prospectus supplement relating to any offering of common shares, or of securities convertible, exchangeable or exercisable for common shares, for the terms of the offering, including the number of common shares offered, any initial offering price and market prices relating to the common shares.

This section is a summary and may not describe every aspect of our common shares that may be important to you. We urge you to read our Articles of Arrangement and our bylaws, because they, and not this description, define your rights as a holder of our common shares. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

CIBC Mellon Trust Company, the Oceanic Plaza, 1066 West Hastings Street, Suite 1600, Vancouver, BC V6E 3X1, Canada, is the transfer agent and registrar for our common shares. Canadian Stock Transfer Company Inc., 721, Agincourt, Ontario, Canada, M1S 0A1, is the administrative agent for CIBC Mellon Trust Company.

DESCRIPTION OF PREFERRED SHARES

We are authorized to issue an unlimited number of preferred shares, without par value. As of the date of this prospectus, there were no preferred shares outstanding. Preferred shares are issuable in such classes or series as are determined by the board of directors, who have the authority to determine the relative rights and preferences of each such class or series. The board of directors has not designated any class or series of preferred shares.

The issuance of preferred shares could adversely affect the voting power of holders of our common shares, and the likelihood that preferred holders will receive dividend and liquidation preferences may have the effect of delaying, deferring or preventing a change in control of Golden Star, which could depress the market price of our common shares. Unless otherwise indicated in the prospectus supplement, all preferred shares to be issued from time to time under this prospectus will be fully paid and nonassessable.

The prospectus supplement relating to the preferred shares offered will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

•	the number of preferred shares offered and the offering price of the preferred shares;

•	the title and stated value of the preferred shares;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of such rates, periods or dates applicable to the preferred shares;

•	the date from which dividends on the preferred shares will accumulate, if applicable;

•	the liquidation rights of the preferred shares;

•	the procedures for auction and remarketing, if any, of the preferred shares;

•	the sinking fund provisions, if applicable, for the preferred shares;

•	the redemption provisions, if applicable, for the preferred shares;

•

whether the preferred shares will be convertible into or exchangeable for other securities and, if so, the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same);

•	whether the preferred shares will have voting rights and the terms of any voting rights, if any;

•	whether the preferred shares will be listed on any securities exchange;

•	whether the preferred shares will be issued with any other securities and, if so, the amount and terms of these securities; and

•	any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred shares.

The applicable prospectus supplement will also contain a discussion of the material United States federal income tax considerations relevant to the purchase and ownership of the preferred shares offered by the prospectus supplement.

The transfer agent for each series of preferred shares will be described in the prospectus supplement.

DESCRIPTION OF WARRANTS

As of the date of this prospectus, we have no warrants outstanding.

We may issue warrants for the purchase of debt securities, preferred shares, common shares or units consisting of any combination of the foregoing securities. Each series of warrants will be issued under a separate warrant agreement. The applicable prospectus supplement will describe the terms of the warrants offered, including but not limited to the following:

•	the number of warrants offered;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies in which the prices of the warrants may be payable;

•	the securities for which the warrants are exercisable;

•	whether the warrants will be issued with any other securities and, if so, the amount and terms of these securities;

•

the amount of securities purchasable upon exercise of each warrant and the price at which and the currency or currencies in which the securities may be purchased upon such exercise, and the events or conditions under which the amount of securities may be subject to adjustment;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;

•	any material risk factors relating to such warrants;

•	if applicable, the identity of the warrant agent; and

•	any other terms of such warrants.

Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, or the right to vote such underlying securities.

Prospective purchasers of warrants should be aware that special United States federal income tax, accounting and other considerations may be applicable to instruments such as warrants. The applicable prospectus supplement will describe such considerations, to the extent they are material, as they apply generally to purchasers of such warrants.

DESCRIPTION OF RIGHTS

We may issue rights to purchase common shares, preferred shares or debt securities. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the SEC, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following:

•	the date of determining the shareholders entitled to the rights distribution;

•	the number of rights issued or to be issued to each shareholder;

•	the exercise price payable for each share of common stock, preferred stock, debt securities or other securities upon the exercise of the rights;

•	the number and terms of the shares of common stock, preferred stock, debt securities or other securities which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

•	any other terms of the rights, including the terms, procedures, conditions and limitations relating to the exchange and exercise of the rights.

The applicable prospectus supplement will include a description of any rights that we may offer and any special United States federal income tax, accounting and other considerations applicable to such rights.

DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

This prospectus describes certain general terms and provisions of the convertible debt securities that we may offer under this prospectus. While the terms summarized below will apply generally to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below; however, no prospectus supplement shall fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. As of the date of this prospectus, we have no outstanding registered debt securities.

The debt securities will be issued under an indenture between us and a duly qualified financial institution as trustee. The indenture will be qualified under the Trust Indenture Act of 1939, as amended, or “Trust Indenture Act.”

The following summaries of material provisions of the convertible debt securities, and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the indenture that contains the terms of the debt securities.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series.

The indenture does not limit the amount of debt securities that we may issue under the indenture. The debt securities may be issued in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement relating to any series of debt securities being offered, the aggregate principal amount, prices and terms of the debt securities. These terms may include:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal, premium and interest payments may be made on the debt securities;

•	the currency or currencies in which the debt securities are issued and payable;

•	the conversion or exchange provisions applicable to the debt securities;

•	any mandatory or optional redemption provisions applicable to the debt securities;

•	any sinking fund or analogous provisions applicable to the debt securities;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the entire principal amount;

•	any provisions relating to any security provided for the debt securities;

•	any additions or changes to, or deletions from, the events of default, covenants or acceleration provisions applicable to the debt securities;

•	the trustee for the series of debt securities and any depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities; and

•	any other specific terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company (“DTC”) or Cede & Co. (DTC’s partnership nominee), as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Book-Entry Debt Securities” below, debt securities will not be issuable in certificated form.

Book-Entry Debt Securities

Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, and premium and interest on, book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. Golden Star, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the depositary, upon receipt of any payment of principal of, or premium or interest on, a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

Certificated Debt Securities

Transfer or Exchange of Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the applicable indenture, unless otherwise set forth in the applicable prospectus supplement. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

No Protection In the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. Unless otherwise provided in the applicable prospectus supplement, the following covenant will apply to all debt securities.

Consolidation, Merger and Sale of Assets

We may not, unless the terms of debt securities provide otherwise, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•

we are the surviving corporation, or the surviving entity (if other than Golden Star) or the acquiror of our properties and assets is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations under the debt securities and the indenture;

•

immediately prior to and after giving effect to the transaction, no default or event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Events of Default

Unless otherwise provided in the applicable prospectus supplement, the indenture defines an event of default with respect to any series of debt securities, as one or more of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of principal of any debt security of that series when due and payable;

•

an event of default occurs and is continuing, or the failure by us to comply with any of the agreements contained in the debt securities of that series or the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or from the holders of not less than 50% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 50% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such lesser amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities if the request conflicts with law or the indenture, is unduly prejudicial to the rights of another holder of debt securities of that series, or may involve the trustee in personal liability.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•

the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security’s right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment shall not be impaired or affected without the consent of the holder.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

Golden Star and the trustee as to any series of debt securities may modify and amend the applicable indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. The holders of at least a majority in principal amount of outstanding debt securities of the series affected may also waive compliance in a particular instance with any provision of the indenture. Nevertheless, in no event may a modification, amendment or waiver, without the consent of the holders of each series of affected debt security then outstanding:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the amount of, or postpone the date fixed for, the payment of a sinking fund or analogous provision;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or waive a redemption payment or alter the redemption provisions with respect thereto;

•	make the principal of or premium or interest on any debt security payable in a currency other than that stated in the debt security;

•	reduce the principal amount of original issue discount securities payable upon acceleration of maturity;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration).

Subject to the limitations discussed above, the holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any existing or past default or event of default under the indenture with respect to that series and its consequences, except a default or event of default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or United States government obligations or, in the case of debt securities denominated in a single currency other than United States dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Covenant Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or an event of covenant defeasance.

The conditions include:

•

depositing with the trustee money and/or United States government obligations or, in the case of debt securities denominated in a single currency other than United States dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities, and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or United States government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we shall remain liable for those payments.

For purposes of this discussion, “foreign government obligations” means, with respect to debt securities of any series that are denominated in a currency other than United States dollars:

•

direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

•

obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

Federal Income Tax Consequences and Other Special Considerations

We will provide you with information on the federal income tax and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges is as follows for the period indicated:

FISCAL YEAR ENDED DECEMBER 31
2011	2010 (1)		2009 (1)		2008 (1)		2007 (1)
2x		(2)		(2)		(2)		(2)

(1) Prior to 2011, Golden Star reported to security regulators in the United States, Canada and Ghana using financial statements prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) with a footnote reconciliation showing financial results prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). However, a change in SEC position in late 2009 required Canadian companies such as Golden Star, which do not qualify as foreign private issuers, to file their financial statements in the United States using U.S. GAAP after December 31, 2010. We therefore adopted U.S. GAAP as of January 1, 2011 for all of our subsequent U.S., Canadian and Ghanaian filings. As such, for purposes of calculating the ratio of earnings to fixed charges for the years prior to 2011, we restated the financial information in accordance with U.S. GAAP.

(2) For fiscal years ended December 31, 2007, 2008, 2009, and 2010, earnings were insufficient to cover fixed charges.

We have computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consist of income/(loss) from operations before income tax, minority interest adjustments and changes in accounting principles; capitalized interest; and amortization of capital interest. “Fixed charges”

consists of the interest portion of rental expense and interest incurred. Please refer to Exhibit 12.1 filed with the registration statement of which this prospectus constitutes a part for additional information regarding the ratio of earnings to cover fixed charges.

LIMITATION OF LIABILITY AND INDEMNIFICATION

We have entered into agreements with our directors and officers indemnifying such directors and officers to the extent permitted by the Canada Business Corporations Act, or CBCA, and our by-laws. Our by-laws provide that we will indemnify any such person in such circumstances as the CBCA or law permits or requires.

Our ability to indemnify our directors and officers is governed by section 124 of the CBCA. Under this provision, we may indemnify a director or officer, a former director or officer or another individual who acts or acted at our request as a director or officer or in a similar capacity, of another entity (the “individual”) against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved by reason of their association with us or such other entity. However, we may not indemnify an individual unless the individual:

(a) acted honestly and in good faith with a view to the best interests of our or such other entity for which the individual acted as director or officer or in a similar capacity at our request, as the case may be; and

(b) in the case of criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

We may advance funds to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the amount advanced if the individual does not fulfill the conditions of sections (a) and (b) above.

With the approval of a court, we may indemnify an individual, or advance funds, in respect of an action by or on our behalf or by or on behalf of another entity to procure a judgment in our favor to which the individual is made a party because of the individual’s association with us or such other entity against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfills the conditions in clauses (a) and (b) above.

In addition to the right to indemnification set forth in the agreements with our directors and our by-laws, the CBCA provides that an individual is entitled to indemnification from us in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with us or such other entity, if the individual seeking indemnity:

(a) was not judged by the court of other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b) fulfills the conditions set out in clauses (a) and (b) above.

We maintain a directors’ and officers’ liability insurance policy which insures directors and officers for losses as a result of claims based upon the acts or omissions of our directors and officers, including liabilities arising under the Securities Act, and also reimburses us for payments made pursuant to the indemnity provisions under the CBCA.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Fasken Martineau DuMoulin LLP of Toronto, Ontario, has provided its opinion on the validity of the securities offered by this prospectus.

EXPERTS

The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

We will pay all expenses in connection with the issuance and distribution of the securities being registered. The following is an itemized statement of these expenses (all amounts are estimated except for the SEC fees):

SEC Registration Fee	$34,380.00
NYSE Amex Listing Fee*	$
TSX Listing Fee*	$
FINRA Filing Fee*	$
Blue Sky Fees and Expenses*	$
Legal Fees*	$
Accountant’s Fees*	$
Trustee and Transfer Agent Fees*	$
Printing and Engraving*	$
Miscellaneous*	$

Total*	$

*	To be supplied in a prospectus supplement.

Item 15.	Indemnification of Officers and Directors.

We have entered into agreements with our directors and officers indemnifying such directors and officers to the extent permitted by the Canada Business Corporations Act, or CBCA, and our by-laws. Our by-laws provide that we will indemnify any such person in such circumstances as the CBCA or law permits or requires.

Our ability to indemnify our directors and officers is governed by section 124 of the CBCA. Under this provision, we may indemnify a director or officer, a former director or officer or another individual who acts or acted at our request as a director or officer or in a similar capacity, of another entity (the “individual”) against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved by reason of their association with us or such other entity. However, we may not indemnify an individual unless the individual:

(a) acted honestly and in good faith with a view to the best interests of our or such other entity for which the individual acted as director or officer or in a similar capacity at our request, as the case may be; and

(b) in the case of criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

We may advance funds to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the amount advanced if the individual does not fulfill the conditions of sections (a) and (b) above.

With the approval of a court, we may indemnify an individual, or advance funds, in respect of an action by or on our behalf or by or on behalf of another entity to procure a judgment in our favor to which the individual is made a party because of the individual’s association with us or such other entity against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfills the conditions in clauses (a) and (b) above.

In addition to the right to indemnification set forth in the agreements with our directors and our by-laws, the CBCA provides that an individual is entitled to indemnification from us in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with us or such other entity, if the individual seeking indemnity:

(a) was not judged by the court of other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b) fulfills the conditions set out in clauses (a) and (b) above.

We maintain a directors’ and officers’ liability insurance policy which insures directors and officers for losses as a result of claims based upon the acts or omissions of our directors and officers, including liabilities arising under the Securities Act, and also reimburses us for payments made pursuant to the indemnity provisions under the CBCA.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits.

Exhibit No.	Description
1.1	Form of Underwriting Agreement (1)

1.2	Form of Placement Agent Agreement (1)

4.1	Incorporating Documents of the Company, including: Articles of Arrangement dated May 14, 1992, with Plan of Arrangement attached, with Certificate of Amendment with respect thereto dated May 15, 1992; Certificate of Amendment dated May 15, 1992, with Articles of Amendment; Certificate of Amendment dated March 26, 1993, with Articles of Amendment; Articles of Arrangement dated March 7, 1995, with Plan of Arrangement attached, with Certificate of Amendment with respect thereto dated March 14, 1995; Certificate of Amendment dated July 29, 1996, with Articles of Amendment; and Certificate of Amendment dated July 10, 2002, with Articles of Amendment (all incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on January 23, 2003); Articles of Amendment dated May 6, 2005 (incorporated by reference to Exhibit 3(i) of the Company’s Form 10-K for the year ended December 31, 2006)

4.2	Bylaws of the Company, including: Bylaw Number One, amended and restated as of April 3, 2002 (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-3 (Reg. No. 333-102225) filed on December 27, 2002); Bylaw Number Two, effective May 15, 1992 (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed on January 23, 2003); and Bylaw Number Three, effective May 15, 1992 (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed on January 23, 2003); Amendment No. 1 to Bylaw Number One, effective March 9, 2006 (incorporated by reference to Exhibit 3(ii) of the Company’s Registration Statement on Form S-3 (File No. 333-148296))

4.3	Form of Specimen Certificate for Common Shares (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3/A (Reg. No. 333-91666), filed on July 15, 2002)

4.4	Amended and Restated Shareholder Rights Plan Agreement dated as of May 6, 2010 between the Company and CIBC Mellon Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on May 12, 2010)

4.5	Form of Specimen Certificate for Preferred Shares (1)

Exhibit No.	Description
4.6	Statement of Rights and Preferences of Preferred Shares (1)

4.7	Form of Warrant (1)

4.8	Form of Indenture

4.9	Rights Agreement, including Form of Rights Certificate (1)

5	Opinion of Fasken Martineau DuMoulin LLP

12.1	Ratio of Earnings to Fixed Charges

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5)

24	Power of Attorney (included on signature page)

25	Statement of Eligibility of Trustee on Form T-1 for Indenture (1)

(1)	To be filed by amendment or by a Current Report on Form 8-K if the registrant enters into any such agreement or issues any such instrument in connection with the offer of any securities registered hereunder.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that: paragraphs (a)(1)(i) and (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of that Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Littleton, State of Colorado, on March 30, 2012.

GOLDEN STAR RESOURCES LTD.

By:	/s/ Thomas G. Mair
Name: Thomas G. Mair Title: President and Chief Executive Officer

Power of Attorney

Each of the undersigned hereby constitutes and appoints Thomas G. Mair and Roger Palmer, and each of them, the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution, for the undersigned and in his name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and any other instruments or documents that said attorneys-in-fact and agents may deem necessary or advisable, to enable Golden Star Resources Ltd. to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Christopher M.T. Thompson Christopher M.T. Thompson	Chairman of the Board of Directors	March 30, 2012

/s/ Thomas G. Mair Thomas G. Mair	President and Chief Executive Officer (Principal Executive Officer), Director	March 30, 2012

/s/ Roger Palmer Roger Palmer	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 30, 2012

/s/ James E. Askew James E. Askew	Director	March 30, 2012

/s/ Robert E. Doyle Robert E. Doyle	Director	March 30, 2012

/s/ Ian MacGregor Ian MacGregor	Director	March 30, 2012

/s/ Michael P. Martineau Michael P. Martineau	Director	March 30, 2012

/s/ Craig J. Nelsen Craig J. Nelsen	Director	March 30, 2012

/s/ William L. Yeates William L. Yeates	Director	March 30, 2012

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement (1)

1.2	Form of Placement Agent Agreement (1)

4.1	Incorporating Documents of the Company, including: Articles of Arrangement dated May 14, 1992, with Plan of Arrangement attached, with Certificate of Amendment with respect thereto dated May 15, 1992; Certificate of Amendment dated May 15, 1992, with Articles of Amendment; Certificate of Amendment dated March 26, 1993, with Articles of Amendment; Articles of Arrangement dated March 7, 1995, with Plan of Arrangement attached, with Certificate of Amendment with respect thereto dated March 14, 1995; Certificate of Amendment dated July 29, 1996, with Articles of Amendment; and Certificate of Amendment dated July 10, 2002, with Articles of Amendment (all incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on January 23, 2003); Articles of Amendment dated May 6, 2005 (incorporated by reference to Exhibit 3(i) of the Company’s Form 10-K for the year ended December 31, 2006)

4.2	Bylaws of the Company, including: Bylaw Number One, amended and restated as of April 3, 2002 (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-3 (Reg. No. 333-102225) filed on December 27, 2002); Bylaw Number Two, effective May 15, 1992 (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed on January 23, 2003); and Bylaw Number Three, effective May 15, 1992 (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed on January 23, 2003); Amendment No. 1 to Bylaw Number One, effective March 9, 2006 (incorporated by reference to Exhibit 3(ii) of the Company’s Registration Statement on Form S-3 (File No. 333-148296), filed on December 21, 2007)

4.3	Form of Specimen Certificate for Common Shares (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3/A (Reg. No. 333-91666), filed on July 15, 2002)

4.4	Amended and Restated Shareholder Rights Plan Agreement dated as of May 6, 2010 between the Company and CIBC Mellon Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on May 12, 2010)

4.5	Form of Specimen Certificate for Preferred Shares (1)

4.6	Statement of Rights and Preferences of Preferred Shares (1)

4.7	Form of Warrant (1)

4.8	Form of Indenture

4.9	Rights Agreement, including Form of Rights Certificate (1)

5	Opinion of Fasken Martineau DuMoulin LLP

12.1	Ratio of Earnings to Fixed Charges

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5)

24	Power of Attorney (included on signature page)

25	Statement of Eligibility of Trustee on Form T-1 for Indenture (1)

(1)	To be filed by amendment or by a Current Report on Form 8-K if the registrant enters into any such agreement or issues any such instrument in connection with the offer of any securities registered hereunder.